FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1. Name and Address of Reporting Person   2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                             quiring Statement
Viad Corp, a Delaware corporation            (Month/Day/Year)       Game Financial Corporation, a Minnesota corporation (GFIN)

                                             09/24/97
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(Last)         (First)         (Middle)                          5. Relationship of Reporting   6. If Amendment, Date of Original
                                                                    Person to Issuer               (Month/Day/Year)
                                                                    (Check all applicable)
1850 North Central Ave                    3. IRS or Social Se-
                                             curity Number of
                                             Reporting Person
                                             (Voluntary)
------------------------------------------                                                      ------------------------------------
               (Street)                                             Director      X 10% Owner   7. Individual or Joint/Group Filing
                                                                    Officer         Other                (Check applicable line)
Phoenix         Arizona          85077       361169950              (give            (specify
                                                                     title            below)
                                                                     below)

                                                                                                   Form filed by One Reporting
                                                                                                    Person
                                                                                                 X Form filed by More Than One
                                                                                                    Reporting Person


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(City)         (State)           (Zip)                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1. Title of Security                               2. Amount of Securities    3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                         Beneficially Owned         Form: Direct        Ownership (Instr. 4)
                                                      (Instr. 4)                 (D) or Indirect
                                                                                 (I) (Instr. 5)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses) vFORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Date Exer-             3. Title and Amount of Securities    4. Conver-    5. Ownership    6. Nature of
   Security (Instr. 4)       cisable and               Underlying Derivative Security       sion or       Form of         Indirect
                             Expiration                (Instr. 4)                           Exercise      Derivative      Beneficial
                             Date                                                           Price of      Security        Ownership
                             (Month/Day/                                                    Deri-         Direct (D)      (Instr. 5)
                             Year)                                                          vative        or Indirect
                                                                                            Security:     (I)
                                                                                                          (Instr. 5)
                          ----------------------------------------------------------------------------------------------------------
                          Date
                          Exer-       Expiration        Title          Amount or Number
                          cisable     Date                             of Shares
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
Option (Right to Buy)     09/24/97*   01/31/99*     Common Stock Par    1,500,000(1)          $10            D
                                                    Value $0.01 Per
                                                    Share
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

Explanation of Responses:


* The Option is exercisable at any time until the earlier of (i) the effective date of the Merger of Game Acquisition Corp. with and into Issuer pursuant to the terms of the Agreement and Plan of Merger dated September 24, 1997 between and among Viad, Game Acquisition Corp., and Issuer (the "Merger Agreement"),
(ii) the termination of the Merger Agreement pursuant to certain sections thereof, or (iii) January 31, 1999.

(1) These securities are owned solely by Viad Corp, which is a member of a "group" with Game Acquisition Corp. for purposes of Section 13(d) of the Exchange Act.

*Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


VIAD CORP, a Delaware corporation


By:_________________________________________________

Its:________________________________________________

Date:_______________________________________________

                             JOINT FILER INFORMATION


Name:                 Game Acquisition Corp., a Minnesota corporation

Address:              1550 Utica Ave. S.,
                      St. Louis Park, Minnesota  55416.


Designated Filer:     Viad Corp

Issuer &
 Ticker Symbol:       Game Financial Corporation, a Minnesota corporation (GFIN)

Date of Event
 Requiring Statement: 09/24/97



Signature:

         GAME ACQUISITION CORP.,
           a Minnesota corporation


         By:___________________________


         Its:__________________________


                Date:__________________


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